Exhibit 99.4

KINETA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our condensed consolidated financial statements and related notes in Exhibit 99.2 included in this Current Report on Form 8-K. This discussion contains forward-looking statements that involve risks and uncertainties, such as our plans, objectives, expectations, intentions and beliefs. Our actual results may differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified in the definitive proxy statement/prospectus/information statement filed with the Securities and Exchange Commission (SEC) on November 10, 2022.

Overview

We are a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. We have leveraged our expertise in innate immunity and are focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy.

We have established our innate immunity focused development platform aimed at developing fully human antibodies to address the major mechanisms of cancer immune resistance:

•	Immuno-suppression;

•	Exhausted T cells; and

•	Poor tumor immunogenicity

Utilization of our innate immunity focused development platform is designed to result in novel, well-characterized immuno-oncology lead antibody therapeutics that can be efficiently advanced into formal Investigational New Drug (IND)-enabling and clinical studies.

Our pipeline of assets includes (i) KVA12123 (formerly referred to as KVA12.1), a monoclonal antibody (mAb) immunotherapy targeting VISTA (V-domain Ig suppressor of T cell activation), (ii) an anti-CD27 agonist mAb immunotherapy and (iii) an anti-CD24 antagonist mAb immunotherapy discovery program. These immunotherapies have the potential to address disease areas with unmet medical needs and significant commercial potential.

We received U.S. Food & Drug Administration acceptance of our IND Application for KVA12123, our lead asset, on November 15, 2022 and initiated a Phase 1 / Phase 2 clinical trial in December of 2022, to evaluate both single agent and combination therapy patients with advanced solid tumor cancers. We announced a clinical trial collaboration and drug supply agreement with Merck to evaluate KVA12123 in combination with KEYTRUDA® (pembrolizumab) in cancer patients with advanced solid tumors. KVA12123 is expected to be a differentiated VISTA blocking immunotherapy to address the problem of immunosuppression in the tumor microenvironment. It is a fully human engineered IgG1 monoclonal antibody that was designed to bind to VISTA through a unique epitope. KVA12123 may be an effective immunotherapy for many types of cancer, including non-small cell lung cancer (NSCLC), colorectal cancer (CRC), ovarian cancer (OC), renal cell carcinoma (RCC) and head and neck squamous cell carcinoma (HNSCC). These initial target indications represent a significant unmet medical need with a large worldwide commercial opportunity for KVA12123.

We are also conducting IND-enabling studies on our lead anti-CD27 agonist mAb immunotherapy. This clinical candidate is a fully human mAb that demonstrates low nanomolar (nM) binding affinity to CD27 in humans. In preclinical studies, our lead anti-CD27 agonist mAb was observed to induce T cell proliferation and secretion of cytokines involved in T cell priming and recruitment, suggesting the ability to potentiate new anti-tumor responses. CD27 is a clinically validated target that may be an effective immunotherapy for advanced solid tumors including RCC, CRC and OC.

If we successfully complete the clinical trial program for KVA12123, we expect to focus on initial target indications in NSCLC, CRC and OC. Clinical development of KVA12123 will be as a second-line therapy in these indications.

We are a leader in the field of innate immunity and are developing potentially differentiated immunotherapies. With drug candidates expected to enter the clinic and additional immuno-oncology assets in preclinical development, we believe we are positioned to achieve multiple value-driving catalysts. We have assembled an experienced management team, a seasoned research and development team, an immuno-oncology focused scientific advisory board, an enabling technology platform and a leading intellectual property position to advance its pipeline of potential novel immunotherapies for cancer patients.

Since our inception in 2007, we have devoted substantially all of our resources to raising capital, licensing certain technology and intellectual property rights, identifying and developing potential product candidates, conducting research and development activities, including preclinical studies and clinical trials, organizing and staffing operations and providing general and administrative support for these operations.

We have no products approved for commercial sale and have not generated any revenue from product sales. To date, revenue has been generated from the out-licensing of certain rights to third parties, providing research services under licensing and collaboration agreements as well as revenue from government grants.

We have never been profitable and have incurred operating losses in each period since inception. Our net losses were $5.6 million and $2.9 million for the three months ended September 31, 2022 and 2021, respectively. Our net losses were $16.4 million and $8.7 million for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, we had an accumulated deficit of $104.7 million.

We expect to incur significant expenses and increasing operating losses for at least the next several years as we initiate and continue the clinical development of, and seek regulatory approval for, our product candidates and add personnel necessary to advance our pipeline of clinical-stage product candidates. In addition, operating as a publicly-traded company will involve the hiring of additional financial and other personnel, and the incurrence of substantial other costs associated with operating as a public company. We expect that our operating losses will fluctuate significantly from quarter to quarter and year to year due to timing of clinical development programs and efforts to achieve regulatory approval.

From inception to September 30, 2022, we have raised cash from sales and issuances of common stock and borrowings under notes payable. As of September 30, 2022, we had cash of $2.8 million. Our current capital resources, together with the cash received in December 2022 as a result of the closing of the Merger and the Private Placement (both defined below), are sufficient to fund our planned operations for a period of at least one year from the date this Current Report on Form 8-K is filed with the SEC. We will continue to require substantial additional capital to continue our clinical development and potential commercialization activities. Accordingly, we will need to raise substantial additional capital to continue to fund our long-term plans. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on our financial condition and our ability to develop our product candidates.

Merger Agreement and Related Events

On June 5, 2022, we entered into an Agreement and Plan of Merger, which was amended on December 5, 2022 (the Merger Agreement), with Yumanity Therapeutics, Inc. (Yumanity) and Yacht Merger Sub, Inc., a wholly-owned subsidiary of Yumanity (Merger Sub). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Yumanity’s stockholders and Kineta’s shareholders, Merger Sub was merged with and into Kineta, with Kineta surviving as a wholly-owned subsidiary of Yumanity (the Merger).

In December 2022, the stockholders of Yumanity approved the Merger, which was effective on December 16, 2022 and pursuant to which we became a wholly-owned subsidiary of Yumanity and the surviving corporation of the Merger. Pursuant to the terms of the Merger Agreement, Yumanity issued shares of its common stock to our shareholders at an exchange ratio of 0.0688 shares of Yumanity common stock (after giving effect to the Reverse Stock Split; without giving effect to the Reverse Stock Split, the Exchange Ratio was 0.4815), for each share of our capital stock outstanding immediately prior to the Merger.

Immediately following the effective time of the Merger (and without giving effect to the Private Placement (defined below)), our current shareholders immediately before the Merger owned approximately 83% of the fully-diluted common stock of the combined organization, with the Yumanity stockholders as of immediately prior to the Merger holding approximately 17% of the fully-diluted common stock of the combined organization.

In connection and concurrently with the execution of the Merger Agreement, Yumanity entered into a financing agreement to sell shares of the combined organization’s common stock in a private placement, as amended on October 24, 2022 and December 5, 2022 (the Private Placement). The first closing of the Private Placement occurred on December 16, 2022 and the combined organization issued 649,346 shares of its common for an aggregate purchase price of $7.5 million. The second closing of the Private Placement for an aggregate purchase price of $22.5 million is expected to occur on March 31, 2023.

COVID-19

While we continue to monitor the impact of the COVID-19 pandemic on our business, the extent of the impact of the pandemic on our business, operations and clinical development timelines and plans remains uncertain. Clinical trial sites in many countries, including those in which we operate, have incurred delays due to COVID-19. Certain of the sites in the KCP-506 Phase 1 clinical trial incurred delays due to COVID-19 that resulted in a delay in the results from that study. There continues to be a risk of additional delays to our clinical programs.

The COVID-19 pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact our ability to raise additional funds to support our operations.

In response to the COVID-19 pandemic, we have taken measures intended to help minimize the risk of exposure to the virus for its employees, including implementing policies that allow some of our employees to work remotely or on a staggered schedule, none of which have had an adverse impact on our business.

Geopolitical Developments

Geopolitical developments, such as the Russian invasion of Ukraine or deterioration in the bilateral relationship between the United States and China, may impact government spending, international trade and market stability, and cause weaker macro-economic conditions. The impact of these developments, including any resulting sanctions, export controls or other restrictive actions that may be imposed against governmental or other entities in, for example, Russia, have in the past contributed and may in the future contribute to disruption, instability and volatility in the global markets, which in turn could adversely impact our operations and weaken our financial results. Certain political developments may also lead to uncertainty to regulations and rules that may materially affect our business.

Reduction in Force

In December 2022, we reduced our workforce from 23 full-time employees and three part-time employees to 11 full-time employees and one part-time employee.

Financial Operations Overview

Revenues

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from product sales in the near future. Our revenues have been primarily derived from our collaboration, research and license agreements as well as grants awarded by government agencies.

Licensing Revenues

Our license agreements may include the transfer of intellectual property rights in the form of licenses, promises to provide research and development services and promises to participate on certain development committees with the collaboration party. The terms of such agreements include payment to us of one or more of the following: nonrefundable upfront fees, payment for research and development services, development, regulatory and commercial milestone payments and sales-based milestones and royalties on net sales of licensed products.

Revenue associated with nonrefundable upfront license fees where the license fees and research and development activities cannot be accounted for as separate performance obligations is deferred and recognized as revenue over the expected period of performance based on a cost-based input method. Revenue from contingent development, regulatory and commercial milestones, when not deemed probable of significant reversal of cumulative revenue, is also recognized over the performance period based on a similar method. Where we have no remaining performance obligations, revenue from such milestones is recognized when the accomplishment of the milestones is deemed probable.

We expect that any revenue generated from our current collaboration, research and license agreements and any future collaboration partners will fluctuate from year to year as a result of the timing and number of milestones and other payments.

Grant Revenues

Under our grant arrangements with government-sponsored and charitable organizations, we receive payment for providing research and development services. Revenue associated with grant arrangements is based on a cost-based reimbursement model that recognizes revenue over time as we perform work under the grants and incur qualifying research and development costs.

We expect that any revenue generated from our current grant agreements and any future grant arrangements will fluctuate from year to year as a result of the timing of the related research services and of our ability to obtain additional grants and research services contracts.

Operating Expenses

Research and Development Expenses

Research and development expenses represent costs incurred in connection with the discovery, research, preclinical and clinical development, and manufacture of our product candidates. We recognize all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

•	salaries, bonuses, benefits, stock-based compensation, research and consulting arrangements and other related costs for individuals involved in research and development activities;

•	external research and development expenses incurred under agreements with contract research organizations, investigative sites and other scientific development services;

•	costs incurred under agreements with contracted research and manufacturing organizations for developing and manufacturing materials for preclinical studies, clinical trials and laboratory supplies;

•	licensing agreements and associated costs;

•	costs related to compliance with regulatory requirements;

•	facilities and other allocated expenses for rent and insurance; and

•

other expenses incurred to advance research and development activities including manufacturing costs associated with production, scale up, testing and optimization of methods associated with the production of materials.

The largest component of our operating expenses has historically been our investment in research and development activities. We expect our research and development expenses will increase in the future as we advance our product candidates into and through clinical trials and pursue regulatory approvals, which will require a significant investment in costs of clinical trials, regulatory support and contract manufacturing. In addition, we continue to evaluate opportunities to acquire or in-license other product candidates and technologies, which may result in higher research and development expenses due to license fee and/or milestone payments, as well as added clinical development costs.

As we are working on multiple research and development programs at any one time, we track our external expenses by the stage of program, clinical or preclinical. However, our internal expenses, including unallocated costs, personnel costs and infrastructure costs, are not directly related to any one program and are deployed across multiple programs. As such, we do not track internal expenses on a specific program basis.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. We may never succeed in timely developing and achieving regulatory approval for its product candidates. The probability of success of our product candidates may be affected by numerous factors, including clinical data, competition, manufacturing capability and commercial viability. As a result, we are unable to determine the duration and completion costs of our development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our future product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of employee-related expenses, including salaries, benefits and noncash stock-based compensation for personnel in executive, finance and accounting, and other administrative functions, as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expenses. Legal costs include general corporate legal fees and patent costs. We expect to incur additional expenses as a result of becoming a public company following completion of the Merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Other (Expense) Income

Interest Expense

Interest expense consists of interest charged on outstanding borrowings associated with our debt arrangements primarily consisting of borrowings under several notes payable agreements.

Change in Fair Value Measurement of Notes Payable

Change in fair value of notes payable relates to the remeasurement of the notes payable that we elected to account for under the fair value option. Until settlement, these notes payable are remeasured at fair value at each reporting period with the changes in fair value recorded through the statement of operations.

(Loss) Gain on Extinguishments of Debt, Net

(Loss) gain on extinguishments of debt, net consists of the (loss) gain upon settlement of our notes payable and other debt and in 2021 primarily relates to the gain on extinguishment upon forgiveness of our loans received under the Paycheck Protection Program (PPP) established under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) (PPP Loans).

Other (Expense) Income, Net

Other (expense) income, net consists of items that are of a non-recurring nature and primarily relate to items that are immaterial.

Net (Loss) Income Attributable to Noncontrolling Interest

Net (loss) income attributable to noncontrolling interest reflects investors’ share of net (loss) income in our majority owned subsidiaries.

Results of Operations

Comparison of the Three Months Ended September 30, 2022 and 2021

The following table summarizes our results of operations for the periods presented:

	Three Months Ended September 30,		Change
	2022	2021

	(in thousands)
Revenues:
Licensing revenues	$—	$2,176	$(2,176)
Grant revenues	200	265	(65)

Total revenues	200	2,441	(2,241)
Operating expenses:
Research and development	2,605	3,657	(1,052)
General and administrative	2,046	1,082	964

Total operating expenses	4,651	4,739	(88)

Loss from operations	(4,451)	(2,298)	(2,153)
Other (expense) income:
Interest expense	(559)	(300)	(259)
Change in fair value of measurement of notes payable	(418)	(317)	(101)
(Loss) gain on extinguishments of debt expense	(236)	12	(248)
Other (expense) income, net	(3)	3	(6)

Total other (expense) income, net	(1,216)	(602)	(614)

Net loss	(5,667)	(2,900)	(2,767)
Net (loss) income attributable to noncontrolling interest	(82)	12	(94)

Net loss attributable to Kineta, Inc.	$(5,585)	$(2,912)	$(2,673)

Revenues

Licensing revenues were de minimis for the three months ended September 30, 2022 compared to $2.2 million for the three months ended September 30, 2021, as we provided minimal research and development services related to the Phase 1 clinical trial under our license agreement with Genentech during the three months ended September 30, 2022.

Grant revenues decreased by $0.1 million, or 25%, to $0.2 million for the three months ended September 30, 2022 from $0.3 million for the three months ended September 30, 2021, mainly as a result of lower research and development activities related to a grant awarded from the National Health Institutes.

Research and Development Expenses

The following table summarizes our research and development expenses by program and category for the periods presented:

	Three Months Ended September 30,		Change
	2022	2021

	(in thousands)
Direct external program expenses:
KVA12123 program	$831	$528	$303
CD27 program	149	60	89
KCP-506 program	130	1,602	(1,472)
Other programs	133	144	(11)
Internal and unallocated expenses:
Personnel-related costs	1,093	1,013	80
Facilities and related costs	216	244	(28)
Other costs	53	66	(13)

Total research and development expenses	$2,605	$3,657	$(1,052)

Research and development expenses decreased by $1.1 million, or 29%, to $2.6 million for the three months ended September 30, 2022 from $3.7 million for the three months ended September 30, 2021. The decrease was primarily due to a decrease of $1.1 million in research and development activities related to our programs, mainly driven by lower research activities related to KCP-506 as the Phase 1 clinical trial approaches study completion during 2022 partially offset by KVA12123 as we ramped up our activities in anticipation of initiating Phase 1 clinical trials in the fourth quarter of 2022.

General and Administrative Expenses

General and administrative expenses increased by $1.0 million, or 89%, to $2.0 million for the three months ended September 30, 2022 from $1.1 million for the three months ended September 30, 2021. The increase was primarily attributable to an increase of $0.7 million in professional services and consultant fees, primarily driven by legal, accounting and consulting costs as we become a public company and an increase of $0.2 million in personnel-related costs, driven by additional headcount and stock-based compensation, and an increase of $0.1 million related to conferences and associated travel costs.

Interest Expense

Interest expense increased by $0.3 million, or 86%, to $0.6 million for the three months ended September 30, 2022 from $0.3 million for the three months ended September 30, 2021, as a result of the interest rate increasing from 6% to 16% for certain notes payable in the first quarter of 2022.

Change in Fair Value Measurement of Notes Payable

Change in fair value of notes payable increased by $0.1 million, to $0.4 million loss in fair value for the three months ended September 30, 2022 from $0.3 million loss in fair value for the three months ended September 30, 2021, due to fluctuations in the fair value of our notes payable, resulting from changes to the underlying assumptions with respect to discount rates.

(Loss) Gain on Extinguishments of Debt, Net

(Loss) gain on extinguishments of debt, net changed by $0.2 million, to a loss of $0.2 million for the three months ended September 30, 2022 from an immaterial gain for the three months ended September 30, 2021. In 2022, the loss resulted primarily from the settlement of notes payable accounted for under the fair value election.

Comparison of the Nine Months Ended September 30, 2022 and 2021

The following table summarizes our results of operations for the periods presented:

	Nine Months Ended September 30,		Change
	2022	2021

	(in thousands)
Revenues:
Licensing revenues	$965	$6,467	$(5,502)
Grant revenues	501	904	(403)

Total revenues	1,466	7,371	(5,905)
Operating expenses:
Research and development	10,507	11,629	(1,122)
General and administrative	5,480	3,494	1,986

Total operating expenses	15,987	15,123	864

Loss from operations	(14,521)	(7,752)	(6,769)
Other (expense) income:
Interest expense	(1,699)	(976)	(723)
Change in fair value of measurement of notes payable	(542)	(870)	328
Gain on extinguishments of debt expense	259	904	(645)
Other expense, net	(17)	(13)	(4)

Total other (expense) income, net	(1,999)	(955)	(1,044)

Net loss	(16,520)	(8,707)	(7,813)
Net income (loss) attributable to noncontrolling interest	(81)	(2)	(79)

Net loss attributable to Kineta, Inc.	$(16,439)	$(8,705)	$(7,734)

Revenues

Licensing revenues decreased by $5.5 million, or 85%, to $1.0 million for the nine months ended September 30, 2022 from $6.5 million for the nine months ended September 30, 2021, as a result of lower research and development services provided by us related to the Phase 1 clinical trial under our license agreement with Genentech during 2022.

Grant revenues decreased by $0.4 million, or 45%, to $0.5 million for the nine months ended September 30, 2022 from $0.9 million for the nine months ended September 30, 2021, mainly as a result of one of our grants awarded from the National Health Institutes ending in March 2021.

Research and Development Expenses

The following table summarizes our research and development expenses by program and category for the periods presented:

	Nine Months Ended September 30,		Change
	2022	2021

	(in thousands)
Direct external program expenses:
KVA12123 program	$5,207	$1,794	$3,413
CD27 program	511	64	447
KCP-506 program	441	4,878	(4,437)
Other programs	311	361	(50)
Internal and unallocated expenses:
Personnel-related costs	3,148	3,584	(436)
Facilities and related costs	644	727	(83)
Other costs	245	221	24

Total research and development expenses	$10,507	$11,629	$(1,122)

Research and development expenses decreased by $1.1 million, or 10%, to $10.5 million for the nine months ended September 30, 2022 from $11.6 million for the nine months ended September 30, 2021. The decrease in direct program expenses of $0.6 million was primarily due to lower research activities related to KCP-506 as the Phase 1 clinical trial approaches study completion during 2022, partially offset by KVA12123 as we ramped up our activities in anticipation of initiating Phase 1 clinical trials in the fourth quarter of 2022. The decrease in our internal and unallocated research and development expenses of $0.5 million was primarily due to a decrease of $0.4 million in personnel-related costs, mainly driven by lower bonus costs in 2022.

General and Administrative Expenses

General and administrative expenses increased by $2.0 million, or 57%, to $5.5 million for the nine months ended September 30, 2022 from $3.5 million for the nine months ended September 30, 2021. The increase was primarily attributable to an increase of $1.1 million in professional services and consultant fees, primarily driven by legal costs and accounting and consulting costs as we become a public company, an increase of $0.7 million in personnel-related costs, driven by additional headcount and stock-based compensation, and an increase of $0.2 million related to conferences and associated travel costs.

Interest Expense

Interest expense increased by $0.7 million, or 74%, to $1.7 million for the nine months ended September 30, 2022 from $1.0 million for the nine months ended September 30, 2021, as a result of the interest rate increasing from 6% to 16% for certain notes payable in the first quarter of 2022.

Change in Fair Value Measurement of Notes Payable

Change in fair value of notes payable decreased by $0.3 million, to $0.5 million loss in fair value for the nine months ended September 30, 2022 from $0.9 million loss in fair value for the nine months ended September 30, 2021, due to fluctuations in the fair value of our notes payable, resulting from changes to the underlying assumptions with respect to discount rates and repayment dates.

Gain on Extinguishments of Debt

Gain on extinguishments of debt decreased by $0.6 million, to $0.3 million for the nine months ended September 30, 2022 from $0.9 million for the nine months ended September 30, 2021. In 2022, the gains resulted primarily from the settlement of notes payable accounted for under the fair value election. In 2021, the gain resulted from the forgiveness of one of our PPP Loans.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception through September 30, 2022, our operations have been financed primarily by net cash proceeds from the sale and issuance of its common stock and borrowings under notes payable. We have also received upfront payments from our license agreements. As of September 30, 2022, we had $2.8 million in cash and an accumulated deficit of $104.7 million. We expect that our research and development and general and administrative expenses will increase, and, as a result, anticipate that we will continue to incur increasing losses for the foreseeable future. Therefore, we will need to raise additional capital to fund our operations, which may be through the issuance of additional equity or through borrowings.

In December 2022, we received net cash of $7.8 million upon the close of the Merger and $7.5 million from the Private Placement. In addition, subsequent to September 30, 2022 we raised $1.1 million in additional proceeds through borrowings (see Debt Obligations below).

Future Funding Requirements

Our revenues to date have been primarily derived from our collaboration, research and license agreements as well as grants awarded by government agencies. We, however, have not generated any revenue from product sales, and do not know when, or if, we will generate any revenue from product sales. We do not expect to generate any revenue from product sales unless and until we obtain regulatory approval of and commercialize any of our product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seeks regulatory approval for, our product candidates. In addition, subject to obtaining regulatory approval of any of our product candidates, we anticipate that we will need substantial additional funding in connection with our continuing operations. We plan to continue to fund our operations and capital requirements through equity and/or debt financing, but there are no assurances that we will be able to raise sufficient amounts of funding in the future on acceptable terms, or at all.

Our future funding requirements will depend on many factors, including:

•

the progress, timing, scope, results and costs of the clinical trials of VISTA and preclinical studies or clinical trials of other potential product candidates we may choose to pursue in the future, including the ability to enroll patients in a timely manner for its clinical trials;

•	the costs and timing of obtaining clinical and commercial supplies and validating the commercial manufacturing process for VISTA and any other product candidates we may identify and develop;

•	the cost, timing and outcomes of regulatory approvals;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to current or any future collaboration or license agreements;

•	costs of acquiring or in-licensing other product candidates and technologies;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;

•	the costs associated with attracting, hiring and retaining existing and additional qualified personnel as our business grows;

•	efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal controls over financial reporting; and

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

As of September 30, 2022, we had cash of $2.8 million. Our current capital resources, together with the cash received in December 2022 as a result of the closing of the Merger and the Private Placement and the committed proceeds pursuant to the second closing of the Private Placement, are sufficient to fund our planned operations for period of at least one year from the date this Current Report on Form 8-K is filed with the SEC.

However, until we can generate a sufficient amount of product revenue to finance our cash requirements, we expect to finance our future cash needs primarily through the issuance of additional equity, borrowings and strategic alliances with partner companies. To the extent that we raise additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of our shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing shareholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates to third parties that we would otherwise prefer to develop and market ourselves.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2022	2021

	(in thousands)
Net cash (used in) provided by:
Operating activities	$(11,536)	$(12,384)
Investing activities	(15)	—
Financing activities	3,217	12,600

Net change in cash and cash equivalents	$(8,334)	$216

Operating Activities

Cash used in operating activities for the nine months ended September 30, 2022 was $11.5 million, consisting of a net loss of $16.5 million, partially offset by a change in other net operating assets and liabilities of $2.5 million and noncash charges of $2.4 million. Our change in net operating assets and liabilities primarily resulted from a $6.1 million increase in accounts payable and accrued expenses and other current liabilities mainly due to increased costs associated with our KVA12123 program and the Merger as well as the timing of payments, partially offset by a $2.0 million increase in prepaid expenses and other current assets mainly due to the capitalization of direct costs related to the asset acquisition of Yumanity, a $1.0 million decrease in deferred revenue mainly due to ongoing research and development services provided by us related to the Phase 1 clinical trial under our license agreement with Genentech and a $0.5 million decrease in operating lease liability. The noncash charges primarily consisted of $1.5 million in stock-based compensation, $0.5 million noncash operating lease expense and $0.5 million in change in fair value measurement of notes payable, partially offset by a $0.3 million gain on debt extinguishment driven by our settlement of notes payable accounted for under the fair value election.

Cash used in operating activities for the nine months ended September 30, 2021 was $12.4 million, consisting of a net loss of $8.7 million and a change in other net operating assets and liabilities of $5.6 million, partially offset by noncash charges of $1.9 million. Our change in net operating assets and liabilities primarily resulted from a $6.5 million decrease in deferred revenue mainly due to the ramp up of research and development services provided by us related to the Phase 1 clinical trial under its license agreement with Genentech and a $0.5 million decrease in operating lease liability, partially offset by a $1.3 million increase in accounts payable and accrued expenses and other current liabilities due to increase costs associated with our KVA12123 program and the timing of payments. The noncash charges primarily consisted of $1.5 million in stock-based compensation, $0.9 million in change in fair value measurement of notes payable driven by fluctuations in the underlying assumptions and $0.4 million noncash operating lease expense, partially offset by a $0.9 million gain on debt extinguishment related to the forgiveness of one of our PPP Loans.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2022 was related to purchases of property and equipment.

Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2022 was $3.2 million, primarily related to $5.6 million in proceeds from the issuance of notes payable and $1.6 million in proceeds from the issuance of our common stock, partially offset by $4.0 million in repayments of notes payable.

Cash provided by financing activities for the nine months ended September 30, 2021 was $12.6 million, primarily related to $11.8 million in proceeds from the issuance of our common stock and $0.8 million in proceeds from a loan under the PPP.

Debt Obligations

Notes Payable

As of September 30, 2022, we had outstanding notes payable in an aggregate principal amount of $16.2 million at interest rates that range from 6% to 16%, of which $9.8 million is due within the next 12 months. The principal amount of each note payable is due at specified periodic repayment date and/or at maturity, with such dates ranging from on or after February 2024 to on or after September 2024.

See Note 5 to our condensed consolidated financial statements included as Exhibit 99.2 to this Current Report on Form 8-K for additional information regarding our notes payable.

In October 2022, we issued convertible notes payable with an aggregate principal amount of $1.1 million. These convertible notes payable have an interest rate of 6% and mature 24 months after the issuance date. In addition, subsequent to September 30, 2022, we amended the terms of certain of our convertible notes, such that all of our convertible notes with an outstanding principal balance of $16.5 million plus accrued interest, automatically converted into shares of our common stock upon the closing of the Merger.

See Note 14 to our condensed consolidated financial statements included as Exhibit 99.2 to this Current Report on Form 8-K for additional information regarding these subsequent events.

Other Contractual Obligations and Commitments

Our cash requirement greater than 12-months are related to other contractual obligations and commitments related to license agreements and leases.

We have entered into a number of strategic license agreements pursuant to which we has acquired rights to specific assets, technology and intellectual property. In accordance with these agreements, we are obligated to pay, among other items, future contingent payments that are dependent upon future events such as its achievement of certain development, regulatory and commercial milestones royalties, and sublicensing revenue in the future, as applicable. As of September 30, 2022, the timing and likelihood of achieving the milestones and generating future product sales, and therefore payments that may become payable to these third parties, are uncertain.

We lease office and laboratory space for our corporate headquarters in Seattle, Washington under a lease agreement that expires in July 2024. As of December 31, 2021, undiscounted future minimum lease payments of $2.4 million remain pursuant to the lease agreement.

In addition, we enter into agreements in the normal course of business with various third parties for preclinical research studies, clinical trials, testing and other research and development services. Such agreements generally provide for termination upon notice, although obligate us to reimburse vendors for any time or costs incurred through the date of termination.

Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosures. Our estimates are based on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates.

We believe that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

License Revenues

We enter into license agreements under which we license certain intellectual property rights to our product candidates to third parties. The terms of these arrangements typically include payment to us of one or more of the following: nonrefundable upfront fees, payment for research and development services provided by us under approved work plans, development, regulatory and commercial milestone payments, and sales-based milestones and royalties on net sales of licensed products. Each of these payments results in license revenues, except for revenues from royalties, which are classified as other revenues.

In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements, we perform the following five steps: (i) identification of the contract(s) with a customer, (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract, (iii) measurement of the transaction price, including the constraint on any variable consideration, (iv) allocation of the transaction price to the performance obligations in the contract, and (v) recognition of revenue when (or as) we satisfy each performance obligation.

As part of the accounting for these arrangements containing multiple performance obligations, we must develop assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in the contract. We use key assumptions to determine the stand-alone selling price, which may include forecasted revenues, development timelines, reimbursement rates for personnel costs, discount rates and probabilities of technical and regulatory success. We expect to recognize revenue for variable consideration being constrained when it is probable that a significant revenue reversal will not occur. For performance obligations satisfied over time, we estimate the efforts needed to complete the performance obligation and recognizes revenue by measuring the progress towards complete satisfaction of the performance obligation using an input measure.

For arrangements that include development and regulatory milestones, we evaluate whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

Our management may be required to exercise considerable judgment in estimating revenue to be recognized. Judgment is required in identifying performance obligations, estimating the transaction price, estimating the standalone selling price of identified performance obligations, and estimating the progress towards satisfaction of performance obligations.

Accrued Research and Development Expenses

We record accrued expenses for estimated costs of its research and development activities conducted by third-party service providers, such as contract research organizations, contract manufacturing and other vendors, which include the conduct of preclinical studies, clinical trials and contract manufacturing activities. We record the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the consolidated balance sheets and within research and development expenses in the consolidated statements of operations. These costs are a significant component of our research and development expenses. We record accrued expenses for these costs based on the estimated amount of work completed and in accordance with agreements established with these third parties, according to the progress of preclinical studies, clinical trials or related activities, and discussions with applicable personnel and service providers as to the progress or state of consummation of goods and services.

We make significant judgments and estimates in determining the accrued balance as of each reporting period. As actual costs become known, we adjust our accrued estimates based on the facts and circumstances known at that time. Although we do not expect our estimates to be materially different from amounts actually incurred, understanding the status and timing of services performed, including the level of patient enrollment, may vary from our estimates and could result in us reporting amounts that are overestimated or underestimated in any particular period. Our accrued research and development expenses are dependent, in part, upon the receipt of timely and accurate reporting from its third-party service providers. To date, there have been no material differences from our accrued expenses to our actual expenses.

Notes Payables accounted for under the Fair Value Option

We have elected the fair value option to account for certain of our notes payable and record these notes payable at fair value with changes in fair value recorded as a component of other income (expense) in the condensed consolidated statements of operations.

As a result of applying the fair value option, direct costs and fees related to the notes payable are expensed as incurred. For our convertible notes payable, the probability-adjusted model used in valuing the fair value of such convertible notes payable is based on significant unobservable inputs, including but not limited to, the timing and probability of a qualified financing event, discount rates and the fair value of the underlying common stock.

For our notes payable that are not convertible, the discounted cash-flow model used in valuing the fair value of such notes payable is based on significant unobservable inputs, including but not limited to, discount rates and expected payment dates.

See Note 5 to our condensed consolidated financial statements for more details on the assumptions used. Increases or decreases in the fair value of the notes payable can result from updates to assumptions such as the expected timing or probability of a qualified financing event, or changes in discount rates. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Updates to assumptions could have a significant impact on our results of operations in any given period.

Stock-Based Compensation

We recognize noncash stock-based compensation related to stock-based awards to employees, non-employees, and directors, including stock options, based on the fair value on the grant date using the Black-Scholes option pricing model. The related stock-based compensation is recognized as expense on a straight line-basis over the employee’s, non-employee’s or director’s requisite service period (generally the vesting period). Noncash stock-based compensation is based on awards ultimately expected to vest and is reduced by an estimate for future forfeitures. Forfeitures are recorded as incurred.

In determining the fair value of stock options, we use the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock – The fair value of the shares of common stock underlying stock options has historically been determined by our board of directors. In order to determine the fair value of the common stock at the time of grant of the option, the board of directors considers, among other things, valuations performed by an independent third-party. Because there has been no public market for our common stock (prior to the closing of the Merger), the board of directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, including important developments in its operations, sales of common stock, actual operating results and financial performance, the conditions in the life sciences industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of its common stock, among other factors.

Expected Term – Our expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) for employee options.

Expected Volatility – Since we were privately held (prior to the closing of the Merger) and do not have any trading history for our common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, or stage in the product development life cycle.

Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend – We have never paid dividends on our common stock and have no plans to pay dividends on its common stock. Therefore, we use an expected dividend yield of zero.

For the three months ended September 30, 2022 and 2021, stock-based compensation was $0.5 million and $0.4 million, respectively. For the nine months ended September 30, 2022 and 2021, stock-based compensation was $1.5 million for each period. As of September 30, 2022, we had $2.2 million of total unrecognized stock-based compensation related to stock options, which it expects to recognize over a weighted-average period of 1.8 years and $4.7 million in total unrecognized stock-based compensation related to restricted stock with performance conditions based on a liquidity event, including a merger or change of control.